As filed with the Securities and Exchange Commission on April 4, 2007
1933 Act File No. 333-139963
1940 Act File No. 811-21725

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form N-2
(Check appropriate box or boxes)
☑ REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
☐ Pre-Effective Amendment No. ___
☑ Post-Effective Amendment No. 2
and
☑ REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
☑ Amendment No. 16
Tortoise Energy Capital Corporation
10801 Mastin Boulevard, Suite 222
Overland Park, Kansas 66210
(913) 981-1020
Agent for Service
David J. Schulte
10801 Mastin Boulevard, Suite 222
Overland Park, Kansas 66210
Copies of Communications to:

Steven F. Carman, Esq.	Anna T. Pinedo
Blackwell Sanders Peper Martin LLP	Morrison & Foerster LLP
4801 Main Street, Suite 1000	1290 Avenue of the Americas
Kansas City, MO 64112	New York, NY 10104

Approximate Date of Proposed Public Offering: From time to time after the effective date of the Registration Statement.

If any of the securities being registered on this form are offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. ☑

     This Post-Effective Amendment No. 2 will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933.

Explanatory Note
This Post-Effective Amendment consists of the following:
1.	Facing sheet of the Registration Statement.

2.	Part C of the Registration Statement (including signature page).

3.	Exhibits a.4 and l filed pursuant to Item 25 of the Registration Statement.

Parts A and B of the Registrant’s Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 (No. 333-139963), filed on March 14, 2007, are incorporated by reference herein and this Post-Effective Amendment No. 2 is being filed for the sole purpose of filing three exhibits to this Registration Statement on Form N-2.

PART C — OTHER INFORMATION
Item 25: Financial Statements and Exhibits
     1. Financial Statements:
     The Registrant’s audited financial statements dated November 30, 2006, notes to such financial statements and report of independent registered public accounting firm thereon are incorporated by reference into Part B: Statement of Additional Information.
     2. Exhibits:
a.1.	Articles of Incorporation. (1)

a.2.	Articles of Amendment. (2)

a.3.	Articles Supplementary relating to Series I MMP Shares.(7)

a.4	Articles Supplementary relating to Series II MMP Shares.*

b.	By-laws. (1)

c.	Inapplicable.

d.1.	Form of Common Share Certificate.(9)

d.2.	Form of Preferred (MMP) Stock Certificate.(9)

d.3.	Form of Note. (9)

d.4.	Indenture of Trust (8)

d.5.	Form of Supplemental Indenture of Trust for Series C Notes. (10)

d.6.	Statement of Eligibility of Trustee on Form T-1.(3)

d.7.	Form of Fitch Rating Guidelines and Moody’s Rating Guidelines. (9)

e.	Dividend Reinvestment Plan. (3)

f.	Inapplicable.

g.	Investment Advisory Agreement with Tortoise Capital Advisors, L.L.C. (4)

h.1.	Form of Underwriting Agreement relating to Common Stock. (9)

h.2.	Form of Underwriting Agreement relating to Preferred Stock. (9)

h.3.	Form of Underwriting Agreement relating to Notes. (9)

i.	Inapplicable.

j.	Custody Agreement. (5)

k.1.	Stock Transfer Agency Agreement. (5)

k.2.	Administration Agreement. (5)

k.3.	Fund Accounting Agreement. (5)

k.4.	Form of Auction Agency Agreement relating to Preferred Stock. (9)

k.5.	Form of Auction Agency Agreement relating to Notes. (9)

k.6.	Form of Broker-Dealer Agreement relating to Preferred Stock. (9)

k.7.	Form of Broker-Dealer Agreement relating to Notes. (9)

k.8.	DTC Representation Letter relating to Preferred Stock and Notes. (6)

k.9	Credit Agreement. (10)

l.	Opinion of Venable LLP. *

m.	Inapplicable.

n.	Consent of Independent Registered Public Accounting Firm. (9)

o.	Inapplicable.

p.	Initial Subscription Agreement. (2)

q.	Inapplicable. (2)

r1.	Code of Ethics for the Registrant. (2)

r2.	Code of Ethics for the Adviser. (2)

s.	Powers of Attorney. (9)
(*)	Filed herewith.

(1)	Incorporated by reference to Registrant’s Registration Statement on Form N-2, filed on March 8, 2005 (File Nos. 333-123180 and 811-21725).

(2)	Incorporated by reference to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-2, filed on April 29, 2005 (File Nos. 333-123180 and 811-21725).

(3)	Incorporated by reference to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-2, filed on October 12, 2005 (File Nos. 333-128063 and 811-21725).

(4)	Incorporated by reference to Pre-Effective Amendment No. 7 to Registrant’s Registration Statement on Form N-2, filed on November 8, 2005 (File Nos. 333-1231803 and 811-21725)

(5)	Incorporated by reference to Registrant’s Registration Statement on Form N-2, filed on September 5, 2005 (File Nos. 333-128063 and 811-21725).

(6)	Incorporated by reference to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-2, filed on January 11, 2006 (File Nos. 333-129878 and 811-21725).

(7)	Incorporated by reference to Appendix A of Pre-Effective Amendment No. 3 to Registrant’s Registration Statement on Form N-2, filed on January 26, 2006 (File Nos. 333-129878 and 811-21725).

(8)	Incorporated by reference to Registrant’s Registration Statement on Form N-2, filed on October 12, 2005 (File Nos. 333-128063 and 811-21725).

(9)	Incorporated by reference to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-2, filed on March 6, 2007 (File Nos. 333-139963 and 811-21725).

(10)	Incorporated by reference to Post-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-2, filed on March 30, 2007 (File Nos. 333-139963 and 811-21725).

Item 26: Marketing Arrangements
     The information contained under the heading “Plan of Distribution” in the prospectus is incorporated herein by reference, and information concerning the underwriter is contained in the accompanying prospectus supplement.

Explanatory Note
PART C — OTHER INFORMATION
Item 25: Financial Statements and Exhibits
Item 26: Marketing Arrangements
SIGNATURES
Articles Supplementary relating to Series II MMP Shares
Opinion of Venable LLP

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this City of Overland Park and State of Kansas, on the 4th day of April, 2007.

Tortoise Energy Capital
By:	/s/ David J. Schulte
David J. Schulte, President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Terry C. Matlack	Director (and Principal

Terry C. Matlack	Financial and Accounting
	Officer)	April 4, 2007

/s/ Conrad S. Ciccotello*	Director

Conrad S. Ciccotello		April 4, 2007

/s/ John R. Graham*	Director

John R. Graham		April 4, 2007

/s/ Charles E. Heath*	Director

Charles E. Heath		April 4, 2007

/s/ H. Kevin Birzer*	Director

H. Kevin Birzer		April 4, 2007

/s/ David J. Schulte	President and Chief Executive

David J. Schulte	Officer
	(Principal Executive Officer)	April 4, 2007

*	By David J. Schulte pursuant to power of attorney filed with the Registrant’s Registration Statement on Form N-2, filed on March 6, 2007 (File Nos. 333-139963 and 811-21725).